EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KREISLER MANUFACTURING CORPORATION

KREISLER MANUFACTURING CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Kreisler Manufacturing Corporation (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read as stated in Exhibit A attached hereto.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Kreisler Manufacturing Corporation has caused this certificate to be signed by its authorized officer this 5th day of December, 2006.

KREISLER MANUFACTURING CORPORATION

By:	/s/ Edward A. Stern
Name:	Edward A. Stern
Title:	Co-President, Chief Financial Officer,
Secretary and Treasurer

EXHIBIT A

TO

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KREISLER MANUFACTURING CORPORATION

Fourth, the total number of shares of all classes of stock which the corporation shall have authority to issue is 6,000,000 shares of common stock, par value $0.125 per share (“Common Stock”).